SHAREHOLDERS MEETING

SPECIAL SHAREHOLDERS' MEETING

On December 17, 1998, a special shareholders' meeting was held. Kemper Emerging Markets Growth Fund shareholders were asked to vote on two separate issues: approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc., and to modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. The following are the results.

1) Approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc. This item was approved.

   For     Against   Abstain
   129,043   156        93

2) To modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. These items were approved.

   Investment objectives

                                Broker
   For     Against   Abstain   Non-Votes
   97,245   1,144     1,924     28,978

   Lending

                                Broker
   For     Against   Abstain   Non-Votes
   97,245   1,144     1,924     28,978





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